  Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. ANNOUNCES
APPOINTMENT OF DR. MICHAEL HILLYARD TO BOARD OF DIRECTORS

Rapid City, South Dakota, March 22, 2019 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that it has appointed Michael J. Hillyard, D.P.A., to NAU’s Board of Directors following the retirement of Dr. Jerry L. Gallentine in February.

Dr. Hillyard brings over 20 years of experience in higher education strategy, governance, quality assurance, curriculum, accreditation, and regulation. He had previously served as President of the University of St. Augustine, a health science institution that annually produces the U.S.’s largest and third-largest classes of physical and occupational therapists. Prior to that, Hillyard served as President of Rockwell University, a university in Washington D.C., and before that, as an Executive and Vice President at the American Public University System.

He has served on numerous governing and higher education boards, such as the Commonwealth of Virginia's Career College Advisory Board in addition to providing consulting services to Hong Kong government’s accreditation council, Saudi Arabia’s national accreditation commission, the Sultanate of Oman’s academic quality assurance body, Jamaica’s higher education university council, Barbados’s accreditation council, and Egypt’s national accreditation authority.

Dr. Ronald L. Sharpe, President and Chief Executive Officer, stated, “We welcome Dr. Hillyard with excitement to NAU’s Board of Directors. Dr. Hillyard has been a strong supporter of National American University for several years now, and we are thrilled to officially bring him on as a member of our Board. We intend to leverage his vast experience across higher education strategy, governance and accreditation and look forward to his contributions to NAU’s future success.”

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations in several U.S. states. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Adam Prior
212-836-9606
aprior@equityny.com